EXHIBIT 99.1
News Release

For Immediate Release	Contact: Steven E. Wilson
December 3, 2008	Chief Financial Officer
(800) 445-1347 ext. 8704
United Bankshares, Inc. Receives Preliminary Approval
to Participate in U.S. Treasury Capital Purchase Program
     WASHINGTON, D.C. and CHARLESTON, WV — United Bankshares, Inc. (NASDAQ: UBSI), announced today that it has received preliminary approval from the U.S. Department of the Treasury (“Treasury”) to participate in its Capital Purchase Program (“CPP”) under the Emergency Economic Stabilization Act of 2008.
     “We support the Treasury’s efforts to stabilize the credit markets and restore confidence in the financial system,” stated United Chairman and CEO Richard M. Adams. “We are pleased to receive preliminary approval for $197 million of new capital. The additional capital will increase our ability to meet the needs of our customers, support the communities we serve, and create long-term value for our shareholders.”
     The CPP is a voluntary program available only to financially sound institutions to build capital levels to support the U.S. economy by increasing the amount of available credit to businesses and consumers. As a participant in the CPP, United could receive up to $197.28 million in capital from the Treasury in exchange for the issuance of shares of preferred stock and warrants for shares of United’s common stock. The preferred stock would pay a 5% dividend for the first five years, after which the rate would increase to 9% if the preferred shares are not redeemed by United. Receipt of the funding is subject to shareholder approval to allow United to issue preferred stock, acceptance of the terms of the securities purchase agreement and related documents in satisfaction of closing conditions.
     Based on regulatory requirements, United and its banking subsidiaries are categorized as “well capitalized” institutions. United’s risk-based capital ratio of 10.99% at September 30, 2008 is significantly higher than the minimum regulatory requirement of 8% to be considered “adequately capitalized”. United’s Tier I capital and leverage ratios of 9.96% and 8.47%, respectively, at September 30, 2008, are also well above regulatory minimum requirements of 4% for “adequately capitalized” institutions. The proceeds from the CPP would further strengthen United’s capital position.
     United has consolidated assets of approximately $8.1 billion with 114 full service offices in West Virginia, Virginia, Maryland, Ohio and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.
This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.